THE BRINK'S COMPANY

          Offer to Purchase for Cash
up to 10,000,000 Shares of Its Common Stock
(including the Associated Preferred Stock Purchase Rights)
at a Purchase Price not Greater Than
$52.50 Nor Less Than $47.50 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 6, 2006, UNLESS THE TENDER OFFER IS EXTENDED. WE MAY EXTEND THE TENDER OFFER PERIOD AT ANY TIME.

The Brink's Company is:

•	offering to purchase 10,000,000 shares of our common stock and the associated preferred stock purchase rights in a tender offer, and

•	offering to purchase these shares at a price not greater than $52.50 nor less than $47.50 per share in cash, without interest.

      We are making our offer to purchase upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which as amended or supplemented from time to time constitute the tender offer.

If you want to tender your shares into the tender offer, you should:

•	specify the price between $47.50 and $52.50 at which you are willing to tender your shares,

•	specify the amount of shares you want to tender, and

•	follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to submit your shares.

When the tender offer expires:

•	we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase 10,000,000 shares or such lesser number of shares as are properly tendered and not properly withdrawn,

•	if the number of shares tendered at or below the selected price is not more than 10,000,000, we will purchase all these shares at that price, and

•	if the number of shares tendered at or below the selected price is more than 10,000,000, we will purchase shares at the selected price

•	first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and

•	then, on a pro rata basis, from all other shareholders who tendered shares at or below the selected price.

      The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions discussed in Section 7 of this Offer to Purchase.

      Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly following the expiration of the tender offer. We reserve the right to and we may under certain circumstances, in our sole discretion, purchase more than 10,000,000 shares in the tender offer, up to an additional 2% of our outstanding shares (approximately 1,174,000 shares) without extending the tender offer, subject to applicable Securities and Exchange Commission (“SEC”) rules.

      Our Board of Directors has approved this tender offer. However, none of The Brink's Company, our Board of Directors, the Dealer Manager, the Depositary, the Trustee or the Information Agent makes any recommendation to you as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares.

      Our shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “BCO.” On November 15, 2005, the last full trading day before we announced that we had entered into an agreement for the sale of our BAX Global operating unit and indicated our intention to return between approximately $400 to $600 million to holders of our common stock through share repurchases, the last reported sale price of our common stock on the NYSE was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of our common stock on the NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

      You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered.

      This document contains important information about the tender offer. We urge you to read it in its entirety.

The Dealer Manager for the Tender Offer is:

March 9, 2006

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you,

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the tender offer,

•	if you want to tender shares held in The Brink's Company 401(k) Plan, follow the instructions and procedures and complete the boxes set forth in the “Letter to Participants in The Brink's Company 401(k) Plan,” as described in Section 3 of this Offer to Purchase,

•	if you want to tender shares held in the BAX Global 401(k) Plan, follow the instructions and procedures and complete the boxes set forth in the “Letter to Participants in the BAX Global 401(k) Plan,” as described in Section 3 of this Offer to Purchase, or

•	if you are an institution participating in The Depository Trust Company, which we refer to as the “book-entry transfer facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your shares but

•	your certificates for the shares are not immediately available or cannot be delivered to the Depositary,

•	you cannot comply with the procedure for book-entry transfer, or

•	your other required documents cannot be delivered to the Depositary by the expiration of the tender offer, you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

      TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO THE TENDER OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

      If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to “Shares Tendered at a Price Determined pursuant to the Tender Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” Note that this election could result in your shares as well as all shares being purchased by us pursuant to the tender offer, being purchased at the minimum price of $47.50 per share and, in general, may have the effect of decreasing the price of shares tendered in the tender offer. On November 15, 2005, the last full trading day before we announced that we had entered into an agreement for the sale of our BAX Global operating unit and indicated our intention to return between approximately $400 to $600 million to holders of our common stock through share repurchases, the last reported sale price of our common stock on the NYSE was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of our common stock on the NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what price to tender their shares.

      If you have any questions or need assistance, you should contact Georgeson Shareholder Communications Inc., which is the Information Agent for the tender offer, or Morgan Stanley & Co. Incorporated, which is the Dealer Manager for the tender offer, at the addresses and telephone numbers on the back page of this Offer to Purchase. You may request additional copies

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of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent.

      We are not making the tender offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to shareholders in any such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY, THE TRUSTEE OR THE INFORMATION AGENT.

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SUMMARY

      We are providing this summary for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?	The Brink's Company is offering to purchase up to 10,000,000 shares of our outstanding common stock, including the associated preferred stock purchase rights. See Section 10.
What is the purpose of the tender offer?	The tender offer is an element of our overall plan to return approximately $600 million to our shareholders. We believe that investing in our own shares is an attractive use of capital and an efficient means to provide value to our shareholders. The tender offer represents an opportunity for us to return capital to shareholders who elect to tender their shares, while at the same time increasing non-tendering shareholders' proportionate interest in us. See Section 2.
What is the purchase price?	The price range for the tender offer is $47.50 to $52.50.
We are conducting the tender offer through a procedure commonly called a “Modified Dutch Auction.” This procedure allows you to choose a price within this price range at which you are willing to sell your shares.
We will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest price that will allow us to buy 10,000,000 shares. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered and not properly withdrawn. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures. No separate consideration will be paid for the associated preferred stock purchase rights.
If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Shares Tendered at a Price Determined pursuant to the Tender Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” You should understand that this election could result in your shares being purchased at the minimum price of $47.50 per share. See Section 1.
What are the “associated preferred stock purchase rights”?	The associated preferred stock purchase rights were issued to all shareholders but are not represented by a separate document. Instead, they are represented by the certificates for your shares. Unless the context otherwise requires, all references to “shares” include the associated preferred stock purchase rights, and, unless these rights are redeemed prior to the expiration of the tender offer, a tender of shares will include a tender of the associated rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

How and when will I be paid?	If your shares are purchased in the tender offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the tender offer period. There may be tax consequences to receiving this payment. See Sections 1, 3, 5 and 14.
How many shares will The Brink's Company purchase in all?	We will purchase up to 10,000,000 shares in the tender offer, or approximately 17.0% of our outstanding common stock. We may under certain circumstances and reserve the right to, in our sole discretion, purchase additional shares of up to 2% of the outstanding shares of our common stock, subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 1.
If I tender my shares, how many of my shares will The Brink's Company purchase?	All the shares that you tender in the tender offer may not be purchased even if they are tendered at or below the purchase price we select. If more than 10,000,000 shares are tendered at or below the selected purchase price, we will purchase shares based on the following order of priority:
First, we will purchase shares from all holders of “odd lots” of less than 100 shares (not including any shares held in The Brink's Company 401(k) Plan or the BAX Global 401(k) Plan) who properly tender all of their shares at prices equal to or below the selected price.
Second, we will purchase shares from all other shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described in Section 6. As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after the tender offer expires.
Third, only if necessary to permit us to purchase 10,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules), we will select for purchase those shares that have been tendered conditionally at or below the purchase price selected by us (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.
As we noted above, under certain circumstances we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See Section 1.
We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders all shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then own a total of fewer than 100 shares. If we exercise this right, it will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of this right, subject to applicable law.

How will The Brink's Company pay for the shares?	We would need a maximum of $525,000,000 to purchase 10,000,000 shares at $52.50 per share. We expect that the maximum aggregate cost of the tender offer, including all fees and expenses applicable to the tender offer, will be approximately $526,000,000. We anticipate that we will use cash and cash equivalents on hand to purchase shares tendered in the tender offer, as well as to pay related fees and expenses. If necessary or advisable, we intend to use available borrowings under our revolving credit facility to provide additional funds to purchase shares tendered in the tender offer. Our tender offer is not contingent on financing and we do not anticipate the need for any additional financing to consummate our tender offer. See Section 9.
How long do I have to tender my shares to The Brink's Company?	You may tender your shares until the tender offer expires. Right now, the tender offer is scheduled to expire on April 6, 2006 at 5:00 p.m., New York City time, but we may choose to extend it at any time. We cannot assure you that we will extend the tender offer or, if we extend it, for how long it will be extended. See Sections 1 and 15.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it likely has an earlier deadline for you to act to instruct it to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial trust company or other nominee to find out its deadline.
Can the tender offer be extended, amended or terminated, and under what circumstances?	Yes. We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 15. We can terminate the tender offer under certain circumstances. See Section 7.
How will I be notified if The Brink's Company extends the tender offer?	If the tender offer is extended, we will make a public announcement before 9:00 a.m., New York City time, on the first business day after the tender offer was scheduled to expire. See Section 15.
Are there any conditions to The Brink's Company's tender offer?	Yes. The tender offer is subject to conditions such as the absence of court and governmental action prohibiting the tender offer and changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us. See Section 7.

How do I tender my shares?	To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover of this document before the tender offer expires.
You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is on the back page of this Offer to Purchase.
See Section 3 and the instructions to the Letter of Transmittal.
Once I have tendered shares in the tender offer, can I change my mind?	Yes. If you tender your shares and change your mind, you may withdraw your shares at any time before the tender offer expires.
In addition, after the tender offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 5:00 p.m., New York City time, on May 3, 2006. See Section 4.
How do I withdraw shares I previously tendered?	To withdraw your shares, you must timely deliver a written notice of your withdrawal to the Depositary at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.
What do The Brink's Company and its Board of Directors think about the tender offer?	Our Board of Directors has approved this tender offer. However, none of The Brink's Company, our Board of Directors, the Dealer Manager, the Depositary, the Trustee or the Information Agent is making any recommendation regarding whether you should tender or not tender your shares or at what price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.
Will The Brink's Company directors and executive officers tender shares in the tender offer?	No. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

What is a recent market price of my The Brink's Company shares?	Our common stock is traded on the NYSE under the symbol “BCO.” On November 15, 2005, the last full trading day before we announced that we had entered into an agreement for the sale of our BAX Global operating unit and indicated our intention to return between approximately $400 to $600 million to holders of our common stock through share repurchases, the last reported sale price of our common stock on the NYSE was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of our common stock on the NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. We urge you to obtain more current market quotations for your shares. See Section 8.
If I decide not to tender, how will the tender offer affect my shares?	Upon the completion of the tender offer, non-tendering shareholders will own a greater percentage interest in our outstanding common stock, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 2 and Section 12.
Following the tender offer, will The Brink's Company continue as a public company?	Yes. The completion of the tender offer according to its terms and conditions will not cause The Brink's Company to be delisted from NYSE or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 7 and Section 12.
Will I have to pay brokerage commissions or stock transfer tax if I tender my shares to The Brink's Company?	If you are a registered shareholder and tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See Section 3.
If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the U.S. federal income tax consequences if I tender my shares to The Brink's Company?	Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as:
•	proceeds from a sale, which generally will be eligible for capital gains treatment, or

•	a dividend subject to tax at ordinary income tax rates or, in the case of certain individuals, trusts and estates, capital gains tax rates.
See Section 14. Non-U.S. shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 3.
Participants in The Brink's Company 401(k) Plan should refer to the discussion under the heading “What are the potential tax consequences of tendering shares?” in the “Letter to Participants in The Brink's Company 401(k) Plan.” Participants in the BAX Global Company 401(k) Plan should refer to the discussion under the heading “What are the potential tax consequences of tendering shares?” in the “Letter to Participants in the BAX Global 401(k) Plan.”
Whom do I contact if I have questions about The Brink's Company's tender offer?	The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is Georgeson Shareholder Communications Inc. and the Dealer Manager is Morgan Stanley & Co. Incorporated. Their contact information appears on the back page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

      This document contains both historical and forward-looking information. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding use of proceeds from the sale of BAX Global, costs associated with indemnities and tax liabilities from the BAX Global sale, the expectation of significant ongoing expenses and cash outflows related to former coal operations, the creation of further valuation allowances and the reversal of valuation allowances, the realization of deferred tax assets, the anticipated effective tax rate for 2006, the expected reduction in U.S. retirement benefit plan expenses in 2006, our ability to generate operating profit margins above 7% annually, variances in our performance from period to period, possible insurance recoveries, expected annual cost savings from our restructuring in Europe, the outcome of the issue relating to the non-payment of customs duties and value-added tax by a non-U.S. subsidiary of Brink's, Incorporated, the effect of the U.S. economy on Brink's Home Security, Inc. (“BHS”) performance, changes in the disconnect rate and related expenses at BHS, selective increases in BHS' monitoring prices, expectations regarding 2006 growth rates in subscribers, revenues and operating profit at BHS and expected lower operating profit margins at BHS for the first half of 2006, the impact of BHS' second monitoring center on expenses and future growth and productivity, the impact of freezing the U.S. defined benefit pension plan, the impact that the refusal of police departments to respond to calls from alarm companies without visual verification could have on BHS' results of operations, the duration and size of Legacy liabilities, anticipated changes in the estimated payments and expenses related to Legacy liabilities, expected coal-related tax benefits, the expectation that we will realize the benefit of net deferred tax assets, the estimated payout period for annual Combined Fund premiums, changes in payment requirements for unassigned beneficiaries under the Health Benefit Act and increases of the Company's obligations under the Health Benefit Act for this and other reasons, the decline over time of cash payments for black lung obligations, the satisfaction of the liability for the coal-related multi-employer plans, expected tax payments arising from the 2005 repatriation, the utilization of U.S. tax carryforwards, cash out flows arising from the changes to the 40l(k) plan, the timing and amount of stock option expense related to the new accounting requirements, possible share repurchases, the possibility that Venezuela may be considered highly inflationary again, the possibility that Brink's Venezuela may be subject to less favorable exchange rates on dividend remittances, capital expenditures in 2006, expected utilization of additional debt, estimated contractual obligations for the next five years, the adequacy of sources of liquidity to meet the Company's near term requirements, the use of earnings from foreign subsidiaries and equity affiliates, the impact of exchange rates, our ability to provide letters of credit or other collateral to replace any surety bonds that are not renewed in the future, the use of the Letter of Credit Facility to replace surety bonds and other letters of credit, future contributions to and use of the VEBA, and expected investment returns on funds contributed to the VEBA, if any, the outcome of pending litigation, estimates for coal-related contingent liabilities, the possible need to replace a component used by BHS and the impact that replacing the component would have on BHS' financial condition and results of operations, the likelihood of losses due to non-performance by parties to hedging instruments, projected payments and expense for the primary U.S. pension plan and its expected long-term rate of return, possible pension plan contributions, the effectiveness of our hedges, estimates of future reconnection experience at BHS and the impact of any change in estimates on BHS' impairment charges, estimated discount rates and expected returns on assets related to legacy liabilities, our salary increase assumption, changes in the assumed level of inflation for a number of our benefit plans, and the impact of recent proposals regarding changes to the accounting model for pension plans, involve forward-looking information which is subject to known and unknown risks, uncertainties, and contingencies which could cause actual results, performance or achievements, to differ materially from those that are anticipated.

      These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to, strategic initiatives and acquisition opportunities, our tax position and the tax impact of various possible uses of the proceeds from the BAX Global sale, decisions by our

Board of Directors, the satisfaction or waiver of limitations on the use of proceeds contained in various of our financing arrangements, the demand for capital, the timing of the pass-through of costs by third parties and governmental authorities relating to the disposal of the coal assets, retirement decisions by mine workers, performance of the investments made by the multi-employer plans, estimates made by the multi-employer plans, the number of participants in the multi-employer plans and the cost to administer the plans, comparisons of hours worked by covered coal employees over the last five years versus industry averages, black lung claims incidence, the number of dependents of mine workers for whom benefits are provided, actual medical and legal expenses related to benefits, increases in our shares of the unassigned obligations under the Health Benefit Act, the funding and benefit levels of multi-employer plans and pension plans, changes in inflation rates (including medical inflation) and interest rates, acquisitions and dispositions made by us in the future, the ability of the operations to identify losses as relating to Hurricane Katrina and positions taken by insurers, the financial condition of the insurers, the willingness of BHS' customers to absorb price increases and the actions of BHS' competitors, BHS' ability to maintain subscriber growth and return to a lower disconnect rate, costs associated with BHS' new facility, the ability of BHS to hire and retain high quality employees at reasonable costs in Knoxville, the return to profitability of operations in jurisdictions where we have recorded valuation adjustments, the ability of our competitors to provide safe and reliable service at a lesser cost, our ability to cost effectively match customer demand with appropriate resources, our loss experience, changes in insurance costs, our ability to integrate recent acquisitions, the performance of our European operations and the effect of recent restructuring efforts, the input of governmental authorities regarding the non-payment of customs duties and value-added tax, the ability of the home security industry to dissuade law enforcement and municipalities from refusing to respond to alarms, the willingness of BHS' customers to pay for private response personnel or other alternatives to police responses to alarms, the amount of work performed by third parties in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, our demand for capital and the availability of such capital, our cash, debt and tax position and growth needs, the funding of and accounting for the VEBA, the determination of taxes owed from the BAX Global sale and offsets to these taxes in addition to our tax credit carryforwards, the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates for dividend remittances, discovery of new facts relating to civil suits, the addition of claims or changes in relief sought by adverse parties, changes in the scope or method of remediation or monitoring, the decision to require the replacement of the component used by BHS, the timing of any such replacement and the costs associated therewith, payments received by BHS from the third party that sold the component to BHS, the financial condition of that third party, the ability of BHS to complete new installations and respond to other service calls during the time allotted to replace the component, the nature of our hedging relationships, our financial performance, overall economic and business conditions, foreign currency exchange rates, changes in assumptions underlying our critical accounting policies, as more fully described in the section “Application of Critical Accounting Policies” but including, the likelihood that net deferred tax assets will be realized, discount rates, expectations of future performance, the timing of deductibility of expenses. estimated reconnection experience at BHS, anticipated return on assets, projections regarding the number of participants in and beneficiaries of our employee and retiree benefit plans. inflation, and the promulgation and adoption of new accounting standards and interpretations, including FIN 47, FSP APB 18-1, FASB Interpretation 46, and SFAS 123R, mandatory or voluntary pension plan contributions, the impact of continuing initiatives to control costs and increase profitability, pricing and other competitive industry factors, fuel prices, new government regulations, legislative initiatives, judicial decisions, variations in costs or expenses and the ability of counterparties to perform.

THE BRINK’S COMPANY TENDER OFFER

Section 1. Number of Shares; Price; Priority of Purchase.

      General. On the terms and subject to the conditions of the tender offer, we will purchase 10,000,000 shares of our common stock, including the associated preferred stock purchase rights, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $52.50 nor less than $47.50 per share, net to the seller in cash, without interest.

      The term “Expiration Date” with respect to the tender offer means 5:00 p.m., New York City time, on April 6, 2006, unless we, in our sole discretion, extend the period of time during which the tender offer will remain open. If extended by us, the term “Expiration Date” will mean the latest time and date at which the tender offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the tender offer.

      In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $52.50 nor less than $47.50 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.10. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in the tender offer. This could result in the tendering shareholder receiving a price per share as low as $47.50.

      Note that choosing not to specify a price and electing to tender shares at the purchase price selected by us could have the effect of decreasing the price at which we purchase tendered shares because shares tendered with such an election will be available for purchase at the minimum price of $47.50 per share and, as a result, it is possible that such an election could result in your shares being purchased at the minimum price of $47.50 per share. On November 15, 2005, the last full trading day before we announced that we had entered into an agreement for the sale of our BAX Global operating unit and indicated our intention to return between approximately $400 to $600 million to holders of our common stock through share repurchases, the last reported sale price of our common stock on the NYSE was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of our common stock on NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. Shareholders are urged to obtain current market quotations for the common stock.

      Promptly following the Expiration Date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $47.50 and $52.50 net per share in cash, without interest, that will enable us to purchase 10,000,000 shares, or such lesser number of shares as are properly tendered.

      Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of the tender offer, including the odd lot, proration and conditional tender provisions described below. If more than 10,000,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the SEC, we may under certain circumstances, and we reserve the right to, in our sole discretion, purchase in the tender offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending the tender offer. See Section 15.

      All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

      All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the Expiration Date.

      On the Letter of Transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in the tender offer. In addition, you can tender different portions of your shares at different prices by completing separate Letters of Transmittal for each price at which you tender shares.

      You may withdraw your shares from the tender offer by following the procedures in Section 4.

      If we:

•	increase or decrease the range of prices to be paid for shares,

•	increase the number of shares being sought in the tender offer by more than 2% of our outstanding common stock, or

•	decrease the number of shares being sought in the tender offer,

then the tender offer must remain open, or will be extended, until at least 10 business days from, and including, the date that notice of any such change is first published, sent or given in the manner described in Section 15. For purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $47.50, the shares tendered by shareholders who have indicated, in the appropriate box in the Letter of Transmittal, that they are willing to accept the price determined in the tender offer. Accordingly, shares tendered at the price determined in the tender offer will be treated the same as shares tendered at $47.50. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

      Unless the context otherwise requires, all references to shares in this Offer to Purchase and the documents related to the tender offer include the associated preferred stock purchase rights, and, unless the rights are redeemed prior to the Expiration Date of the tender offer, a tender of shares will also be a tender of the associated preferred stock purchase rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

      THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

      Priority of Purchases. Upon the terms and conditions of the tender offer, if 10,000,000 or fewer shares are properly tendered at prices equal to or below the selected purchase price and not properly withdrawn, we will purchase all properly tendered shares at that price.

      Upon the terms and conditions of the tender offer, if more than 10,000,000 shares are properly tendered at prices equal to or below the selected purchase price and not properly withdrawn, we will purchase properly tendered shares in the following order:

•	First, all shares properly tendered and not properly withdrawn by any “odd lot holder” (as defined below) who:

•	tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•	Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in Section 6, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•	Third, only if necessary to permit us to purchase 10,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules), we will select for purchase those shares that have been tendered conditionally at or below the purchase price selected by us (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

      As a result, all the shares that you tender in the tender offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 10,000,000 properly tendered shares at prices equal to or below the purchase price.

      As we noted above, we may elect to purchase more than 10,000,000 shares in the tender offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

      Odd Lots. For purposes of the tender offer, the term “odd lots” means all shares properly tendered before the Expiration Date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an “odd lot holder,” who owns, beneficially or of record, a total of fewer than 100 shares (not including any shares held in The Brink's Company 401(k) Plan or the BAX Global 401(k) Plan) and certifies to that fact in the “Odd Lots” box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described in Section 3.

      This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to any shares held in The Brink's Company 401(k) Plan or the BAX Global 401(k) Plan.

      Any odd lot holder wishing to tender all shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

      We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders all shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then own a total of fewer than 100 shares. If we exercise this right, it will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of this right, subject to applicable law.

      Proration. If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the Expiration Date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders other than odd lot holders at or below the purchase price selected by us.

      Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under the tender offer until at least six business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers.

      As described in Section 14, the number of shares that we will purchase from a shareholder under the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

Section 2. Recent Developments; Purposes of the Tender Offer; Certain Effects of the Tender Offer.

      Recent Developments. On January 31, 2006, we sold all the stock in the companies comprising our BAX Global operating unit to a subsidiary of Deutsche Bahn AG for $1.1 billion.

      Purposes of the Tender Offer. We are making the tender offer because our Board of Directors believes that given our business, assets and prospects, and the current market price of our shares, the purchase of our shares is an attractive use of our funds. Projected future cash flows are expected to be adequate for normal operations and debt service.

      The tender offer provides shareholders who are considering a sale of all or a portion of their shares with the opportunity to determine the price or prices (not greater than $52.50 nor less than $47.50 per share) at which they are willing to sell their shares and, subject to the terms and conditions of the tender offer, to sell those shares for cash without the usual transaction costs associated with market sales. In addition, shareholders owning fewer than 100 shares whose shares are purchased pursuant to the tender offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their shares in a NYSE transaction. The tender offer also allows shareholders to sell a portion of their shares while retaining a continuing equity interest in us if they so desire.

      Certain Effects of the Tender Offer. Upon the completion of the tender offer, shareholders who determine not to accept the tender offer will realize a proportionate increase in their relative equity interest in us, and thus in our future earnings and assets, subject to increased risks arising from potentially higher leverage resulting from our purchase of shares, and subject to our right to issue additional shares and other equity securities in the future.

      You may be able to sell shares that you do not tender or that are otherwise not purchased in the tender offer on the NYSE or otherwise. We can not predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this tender offer.

      Following completion of the tender offer, we may seek to acquire, in open market, private transactions, other tender offers, other repurchase transactions or through any other means such additional number of shares, if any, as is necessary to enable us to repurchase an aggregate of up to $600 million of shares (including the aggregate purchase price paid for the shares acquired in the tender offer). However, Rules 14e-5 and 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the Expiration Date. Any purchases after completion of the tender offer may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of this tender offer. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

      Shares that we acquire in the tender offer will constitute authorized but unissued shares, and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares are listed) for purposes including, without limitation, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

      OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER, HOWEVER, NONE OF THE BRINK'S COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, THE TRUSTEE OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR NOT TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE TENDER OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. WE HAVE BEEN INFORMED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER.

      Other Transactions. Except as described in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole;

•	a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

•	any class of our equity securities being delisted from the NYSE or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under the Exchange Act;

•	a suspension of our obligation to file reports under the Exchange Act;

•	a change in our present Board of Directors or management, except for regular retirements in accordance with our Corporate Governance Guidelines;

•	a material change in our corporate structure or business, an acquisition or disposition by any person of our securities; or

•	a change in our articles of incorporation, bylaws or other governing documents or an action that could impede the acquisition of control of The Brink's Company.

      Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value, we may undertake or plan actions that relate to or could result in one or more of these events.

Section 3. Procedures for Tendering Shares.

      Proper Tender of Shares. For your shares to be properly tendered, either (1) or (2) below must happen:

      (1) The Depositary must receive all of the following before or on the Expiration Date at the Depositary's address on the back page of this Offer to Purchase:

•	one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below, and

•	one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an “agent's message” of the type we describe below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the “automated tender offer program” we describe below, and

•	any other documents required by the Letter of Transmittal.

      (2) You must comply with the guaranteed delivery procedure set forth below.

      In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called “Price at Which You Are Tendering”:

•	If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the Letter of Transmittal next to “Shares Tendered at a Price Determined pursuant to the Tender Offer.” This means that you will accept the purchase price selected by us in accordance with the terms of the tender offer. Note that this election could result in your shares, as well as all shares purchased pursuant to the tender offer, being purchased at the minimum price of $47.50 per share and, in general, may have the effect of decreasing the price of shares purchased in the tender offer. On November 15, 2005, the last full trading day before we announced that we had entered into an agreement for the sale of our BAX Global operating unit and indicated our intention to return between approximately $400 to $600 million to holders of our common stock through share repurchases, the last reported sale price of our common stock on the NYSE was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of our common stock on the NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. Shareholders are urged to obtain current market quotations for the common stock.

•	If you wish to indicate a specific price (in multiples of $0.10) at which your shares are being tendered, you must check ONE box in this section under “Shares Tendered at a Price Determined by You.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the Expiration Date.

      If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price at Which You Are Tendering” section on each Letter of Transmittal.

      In addition, odd lot holders who tender all shares must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

      If you tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

      If you are a participant in The Brink's Company 401(k) Plan who wishes to tender some or all of the shares allocated to your account, you must follow the procedures in the “Letter to Participants in The Brink's Company 401(k) Plan” and return your instructions to Computershare Trust Company, N.A., By First Class Mail: The Brink's Company, c/o Computershare Trust Company, N.A., P.O. Box 859208, Braintree, Massachusetts 02185-9208; By Overnight Mail: The Brink's Company, c/o Computershare Trust Company, N.A., 161 Bay State Drive, Braintree, Massachusetts 02184, the tabulator for the Trustee. This letter has been provided separately to plan participants. Your instructions must be received by Trustee no later than five business days before the Expiration Date or no shares allocated to your account will be tendered.

      If you are a participant in the BAX Global 401(k) Plan who wishes to tender some or all of the shares allocated to your account, you must follow the procedures in the “Letter to Participants in the BAX Global 401(k) Plan” and return your instructions to Computershare Trust Company, N.A., By First Class Mail: The Brink's Company, c/o Computershare Trust Company, N.A., P.O. Box 859208, Braintree, Massachusetts 02185-9208; By Overnight Mail: The Brink's Company, c/o Computershare Trust Company, N.A., 161 Bay State Drive, Braintree, Massachusetts 02184, the tabulator for the Trustee. This letter has been provided separately to plan participants. Your instructions must be received by Trustee no later than five business days before the Expiration Date or no shares allocated to your account will be tendered. The current blackout period in the BAX Global 401(k) Plan will not affect your ability to tender your shares.

      Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the Letter of Transmittal; or

•	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

See Instruction 1 of the Letter of Transmittal.

      On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the Letter of Transmittal, then

•	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

•	the signature on (1) the Letter of Transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

      Method of Delivery. Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the Depositary of all of the following:

•	certificates for such shares, a timely confirmation of the book-entry transfer of such shares into the Depositary's account at the book-entry transfer facility as described below,

•	any of a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, an agent's message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the automated tender offer program, and

•	any other documents required by the Letter of Transmittal.

      THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

      ALL DELIVERIES IN CONNECTION WITH THE TENDER OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER, THE INFORMATION

AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Even if delivery of shares is made through a book-entry transfer into the Depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

      (1) The Depositary must receive all of the following before or on the Expiration Date at the Depositary's address on the back page of this Offer to Purchase:

•	one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message as described below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the automated tender offer program, and

•	any other documents required by the Letter of Transmittal; or

      (2) The guaranteed delivery procedure described below must be followed.

      Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

      The term “agent's message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against them.

      Participants in the book-entry transfer facility also may tender their shares in accordance with the “automated tender offer program” to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against them.

      Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, you can still tender your shares, if all of the following conditions are satisfied:

      (1) the tender is made by or through an eligible guarantor institution;

      (2) the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

      (3) all of the following are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery:

•	one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above, and

•	one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an “agent's message” of the type we describe above in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the “automated tender offer program” we describe above, and

•	any other documents required by the Letter of Transmittal.

      Stock Options. We are not offering in the tender offer to purchase any stock options outstanding, and tenders of stock options will not be accepted. Holders of vested stock options who wish to participate in the tender offer may exercise their options and purchase shares, and then tender the shares in the tender offer, provided that any exercise of a stock option and tender of shares comply with applicable law and the terms of the applicable plan and option agreements. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon exercise and tendered in the tender offer are not purchased by us for any reason.

      The Brink's Company 401(k) Plan. If you are a participant in The Brink's Company 401(k) Plan, you may instruct the Trustee to tender some or all of the shares allocated to your account by following the procedures in the “Letter to Participants in The Brink's Company 401(k) Plan” and returning it to Computershare Trust Company, N.A., the tabulator for the Trustee. This letter will be furnished to you separately. In addition, all documents furnished to shareholders generally in connection with the tender offer will be made available to participants whose accounts under this plan are credited with shares. Participants in this plan cannot use the Letter of Transmittal to direct the tender of shares allocated to their account but must use the separate instruction letter sent to them.

      This plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in this plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the Expiration Date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the Expiration Date.

      DELIVERY OF A LETTER OF TRANSMITTAL BY A PARTICIPANT IN THE BRINK'S COMPANY 401(K) PLAN DOES NOT CONSTITUTE PROPER TENDER OF HIS OR HER PLAN SHARES. PROPER TENDER CAN ONLY BE MADE BY THE TRUSTEE, WHO IS THE RECORD OWNER OF THE SHARES HELD IN SUCH PLAN. PLEASE NOTE THAT INSTRUCTION LETTERS MUST BE SUBMITTED TO THE TABULATOR AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE. WE HAVE BEEN ADVISED THAT IF THE TABULATOR HAS NOT RECEIVED A PARTICIPANT'S INSTRUCTIONS AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, THE TRUSTEE WILL NOT TENDER ANY SHARES HELD ON BEHALF OF THE PARTICIPANT IN THE BRINK'S COMPANY 401(k) PLAN.

      The proceeds received from any tender of shares from a participant's account in The Brink's Company 401(k) Plan will be reinvested pro rata in accordance with the participant's current investment directions for new contributions to that plan. Once the tender proceeds have been credited to the participant's plan account, the participant may reallocate his or her investments among the various investment funds under The Brink's Company 401(k) Plan in the usual manner. Participants in The Brink's Company 401(k) Plan are urged to read their separate instruction letter and related materials carefully.

      The BAX Global 401(k) Plan. If you are a participant in the BAX Global 401(k) Plan, you may instruct the Trustee to tender some or all of the shares allocated to your account by following the procedures in the “Letter to Participants in the BAX Global 401(k) Plan” and returning it to Computershare Trust Company, N.A., the tabulator for the Trustee. This letter will be furnished to you separately. In addition, all documents furnished to shareholders generally in connection with the tender offer will be made available to participants whose accounts under this plan are credited with shares. Participants in this plan cannot use the Letter of Transmittal to direct the tender of shares allocated to their account but must use the separate instruction letter sent to them. The current blackout period in the BAX Global 401(k) Plan will not affect your ability to tender your shares.

      This plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in this plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the Expiration Date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the Expiration Date.

      DELIVERY OF A LETTER OF TRANSMITTAL BY A PARTICIPANT IN THE BAX GLOBAL 401(k) PLAN DOES NOT CONSTITUTE PROPER TENDER OF HIS OR HER PLAN SHARES. PROPER TENDER CAN ONLY BE MADE BY THE TRUSTEE, WHO IS THE RECORD OWNER OF THE SHARES HELD IN SUCH PLAN. PLEASE NOTE THAT INSTRUCTION LETTERS MUST BE SUBMITTED TO THE TABULATOR AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE. WE HAVE BEEN ADVISED THAT IF THE TABULATOR HAS NOT RECEIVED A PARTICIPANT'S INSTRUCTIONS AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, THE TRUSTEE WILL NOT TENDER ANY SHARES HELD ON BEHALF OF THE PARTICIPANT IN THE BAX GLOBAL 401(k) PLAN.

      The proceeds received from any tender of shares from a participant's account in the BAX Global 401(k) Plan will be reinvested pro rata in accordance with the participant's current investment directions for new contributions to that plan. Once the tender proceeds have been credited to the participant's plan account, the participant may reallocate his or her investments among the various investment funds under the BAX Global 401(k) Plan in the usual manner. Participants in the BAX Global 401(k) Plan are urged to read their separate instruction letter and related materials carefully.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties, subject to a tender offer participant's disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the tender offer, to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our reasonable interpretation of the terms and conditions of the tender offer will be final and binding on all parties, subject to a tender offer participant's disputing such determination in a court of competent jurisdiction. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. None of The Brink's Company, the Dealer Manager, the Depositary, the Trustee, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

      Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the tender offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

•	the tender of shares complies with Rule 14e-4.

      It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of any period), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

      Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between you and us upon the terms and conditions of the tender offer described in this and related documents.

      Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

      Backup Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER THE TENDER OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

      Certain “exempt” shareholders (including, among others, corporations and certain foreign shareholders) are not subject to these backup withholding requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit a properly completed IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, certifying that shareholder's exempt status. The applicable form can be obtained from the Depositary. See Instruction 13 of the Letter of Transmittal.

      U.S. Federal Income Tax Withholding For Foreign Shareholders. In addition to the backup withholding rules discussed above, foreign shareholders may be subject to other withholding requirements. The Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his or her agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States. For this purpose (and for purposes of Section 14), a “foreign shareholder” is a beneficial owner of shares that is not a “U.S. Holder.” A U.S. Holder is a beneficial owner that is (a) a citizen or resident of the United States, (b) a corporation or partnership (or other entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State or the District of Columbia, (c) any estate the income of which is subject to U.S. federal income taxation regardless of the source of such income and (d) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. fiduciaries have authority to control all substantial decisions of the trust or which has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary a properly completed IRS Form W-8BEN (or successor IRS form). To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor IRS form). The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., Form W-8BEN or Form W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets one of the three tests for sale treatment described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. FOREIGN SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION.

      U.S. Tax Consequences to U.S. Shareholders. For a discussion of U.S. federal income tax consequences to tendering U.S. holders of shares, see Section 14.

      Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company, N.A., the transfer agent for our shares, at 800-730-6001 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Computershare Trust Company, N.A. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

Section 4. Withdrawal Rights.

      Shares tendered may be withdrawn at any time before the Expiration Date and, unless accepted for payment by us after the Expiration Date, may also be withdrawn at any time after May 3, 2006. Except as otherwise provided in this Section 4, tenders of shares are irrevocable.

      For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address or facsimile number appearing on the back page of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

      If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures.

      All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us in our reasonable discretion, and our determination will be final and binding, subject to such tendering shareholder disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of The Brink's Company, the Dealer Manager, the Depositary, the Trustee, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Participants in The Brink's Company 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in The Brink's Company 401(k) Plan,” which has been sent separately to participants in this plan.

      Participants in the BAX Global 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in the BAX Global 401(k) Plan,” which has been sent separately to participants in this plan.

      Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the Expiration Date by following one of the procedures described in Section 3.

      If we extend the tender offer, if we are delayed in our purchase of shares or are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

Section 5. Purchase of Shares and Payment of Purchase Price.

      Upon the terms and conditions of the tender offer, promptly following the Expiration Date, we will:

•	select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

      For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment.

      Upon the terms and conditions of the tender offer, promptly after the Expiration Date, we will accept for payment and pay a single per share purchase price for 10,000,000 shares, subject to increase or decrease as provided in Sections 1 and 15, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $47.50 and $52.50 per share.

      We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

      In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until at least six business days after the Expiration Date. See Section 1 for a discussion of the proration process, including the treatment of odd lot holders, and how it will affect our purchase of properly tendered shares.

      We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in the tender offer. See the conditions to the tender offer in Section 7.

      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

      ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 14 REGARDING ADDITIONAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

Section 6. Conditional Tender Procedures.

      Under certain circumstances and subject to the exceptions for odd lot holders described in Section 1, we may prorate the number of shares purchased pursuant to the tender offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to the tender offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of the shareholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

      If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if greater than 10,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 10,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 10,000,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

      All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the Expiration Date without any expense to the shareholder.

Section 7. Conditions of the Tender Offer.

      Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after March 9, 2006, and prior to the Expiration Date any of the following events shall have been determined by us to have occurred that, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, makes it inadvisable to proceed with the tender offer or with such acceptance for payment or payment:

      (1) there has been instituted, or is pending, or we have received notice of, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that:

(a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of, the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

(b) in our judgment, could reasonably be expected to materially and adversely affect the business, condition (financial or otherwise), income, or operations of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of our business or the business of any of our subsidiaries;

      (2) there has been any action pending or taken, or we have received notice of any action, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our judgment, could reasonably be expected to:

(a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

(b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; or

(c) materially and adversely affect the business, condition (financial or otherwise), income, or operations of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of our or any of our subsidiaries' business;

      (3) there has occurred any of the following:

(a) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(c) the commencement or escalation of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, that in our reasonable judgment could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income or operations of our company and our subsidiaries, taken as a whole, on the trading in the shares of our common stock or on our ability to consummate the tender offer;

(d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our judgment, could reasonably be expected to materially affect the extension of credit by banks or other lending institutions in the United States;

(e) any material change in the market price of our common stock or in the market prices of equity securities generally in the United States, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the United States; or any changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, or operations of our company and our subsidiaries, taken as a whole, or on the trading in the shares of our common stock; or

(f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

      (4) a tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

      (5) we learn that:

(a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before the commencement of the tender offer); or

(b) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before the commencement of the tender offer, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares (other than The Brink's Company 401(k) Plan or the BAX Global 401(k) Plan);

      (6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

      (7) any change or changes have occurred, or as to which we have received notice, in our or any of our subsidiaries' business, condition (financial or otherwise), assets, income or operations that, in our reasonable judgment, could reasonably be expected to materially and adversely affect the business, condition (financial or otherwise), income or operations of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of our business or the business of any of our subsidiaries; or

      (8) we reasonably determine that the consummation of the tender offer and the purchase of the shares could reasonably be expected to cause the shares of our common stock to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

      The foregoing conditions are for our sole benefit and may be asserted by us in our reasonable discretion regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, in our reasonable discretion, on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted on or prior to the Expiration Date. If we assert or waive any of the foregoing conditions, we will promptly make a public announcement of such assertion or waiver and, if necessary, extend the Expiration Date, by press release in the manner described Section 15. Any determination by us concerning the events described above will be final and binding on all parties, subject to such Tender Offer participant's disputing such determination in a court of competant jurisdiction. All of the conditions to the exchange offer, other than necessary governmental approvals, must be satisfied or waived on or prior to the Expiration Date.

Section 8. Price Range of Shares; Dividends; Our Rights Agreement.

      Share Prices. Our common stock is listed and traded on the NYSE under the trading symbol “BCO.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share on the NYSE composite transactions reporting system and the cash dividends declared per share of our common stock.

	High	Low	Dividend
2004:
First Quarter	$28.38	$22.71	$0.025
Second Quarter	34.47	27.57	0.025
Third Quarter	34.29	25.80	0.025
Fourth Quarter	39.91	30.00	0.025
2005:
First Quarter	39.70	33.43	0.025
Second Quarter	37.36	29.73	0.025
Third Quarter	41.50	35.50	0.025
Fourth Quarter	49.17	37.85	0.025
2006:
First Quarter (through March 8, 2006)	54.03	46.90	0.025

      On November 15, 2005, the last full trading day before we announced that we had entered into an agreement for the sale of our BAX Global operating unit and indicated our intention to return between approximately $400 to $600 million to holders of our common stock through share repurchases, the last reported sale price of our common stock on the NYSE was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of our common stock on NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

      Rights Agreement. Each share of our common stock has attached to it one right issued pursuant to an Amended and Restated Rights Agreement (the “Rights Agreement”), dated September 1, 2003, between The Brink's Company and Computershare Trust Company (formerly Equiserve Trust Company, N.A.), as Rights Agent. Under the Rights Agreement, holders of common stock have rights to purchase our Series A Participating Cumulative Preferred Stock (the “Series A Preferred Stock”) at the rate of one right for each share of common stock. Each right, if and when it becomes exercisable, will entitle the holder to purchase one-thousandth of a share of Series A Preferred Stock at a purchase price of $60.00, subject to adjustment. Each fractional share of Series A Preferred Stock will be entitled to participate in dividends and to vote on an equivalent basis with one whole share of common stock. Each right will not be exercisable until after a third party acquires more than 15% of the total voting rights of all outstanding common stock or on specific dates as may be designated by our Board of Directors after commencement of a tender offer or exchange offer by a third party for more than 15% of the total voting rights of all outstanding common stock. If after the rights become exercisable, we are acquired in a merger or other business combination, each right will entitle the holder to purchase, for the purchase price, common stock of the surviving or acquiring company having a market value of twice the purchase price. In the event a third party acquires more than 15% of all outstanding common stock, the rights will entitle each holder to purchase, at the purchase price, that number of fractional shares of Series A Preferred Stock equivalent to the number of shares of common stock which at the time of the triggering event would have a market value of twice the purchase price. As an alternative to the purchase described in the previous sentence, the Board may elect to exchange the rights for other forms of consideration, including that number of shares of common stock obtained by dividing the purchase price by the market price of the common stock at the time of the exchange or for cash equal to the purchase price. The rights may be redeemed by the Company at a price of $0.01 per right and expire on September 25, 2007.

      A description of the rights agreement specifying the terms of the rights has been included in reports filed by us with the SEC. The description above does not purport to be a complete description and it is qualified in all respects by reference to the rights agreement, which is filed as an Exhibit to the Registration Statement on Form 8-A, filed with the SEC on February 26, 1996, as amended. This Form 8-A, as amended, is incorporated by reference into this Offer to Purchase.

Section 9. Source and Amount of Funds.

      Assuming that we purchase 10,000,000 shares in the tender offer at the maximum specified purchase price of $52.50 per share, approximately $525,000,000 in the aggregate will be required to purchase such shares. We expect that the maximum aggregate costs, including all fees and expenses applicable to the tender offer, will be approximately $526,000,000. We expect to pay the purchase price and related fees and expenses from available cash and cash equivalents on hand. If necessary or advisable, we intend to use available borrowings under our unsecured $400 million revolving bank credit facility to provide additional funds to purchase shares tendered in the tender offer. We have an unsecured $400 million revolving bank credit facility with a syndicate of banks upon which we may borrow (or otherwise satisfy credit needs) on a revolving multi-currency basis over a five year term ending in October 2009. At February 27, 2006, $326 million was available for use under the revolving bank credit facility. We have the option to borrow based on a Euro currency-based rate plus a margin, a prime rate or a competitive bid among the individual banks.

      The revolving bank credit facility contains representations, warranties, terms and conditions customary for revolving bank credit facilities of this type. These include maximum leverage ratio and minimum interest coverage ratio financial covenants, limitations on liens, investments and various other corporate activities, and default provisions, including, payment defaults, defaults for non-performance of covenants and cross-defaults to other significant debt obligations.

      In the event that we borrow under our revolving bank credit facility to fund a portion of the tender offer, we do not have current plans or arrangements to repay such borrowings other than by cash generated from operating and investment activities.

      Our tender offer is not contingent on financing and we do not anticipate the need for any additional financing to consummate our tender offer.

Section 10. Information about Us.

      General. We are a Virginia corporation incorporated in 1930, with two operating segments within our “Business and Security Services” businesses: Brink's, Incorporated (“Brink's”) and Brink's Home Security, Inc. (“BHS”). Brink's is the oldest and largest armored car company in the U.S. as well as a market leader in many of the countries in which it operates. We believe that BHS is the second largest provider of monitored security services for residential and commercial properties in North America. We have approximately 45,800 employees including approximately 42,400 at Brink's and 3,300 at BHS.

      On November 15, 2005, we entered into a definitive agreement to sell the companies comprising our BAX Global operating unit to Deutsche Bahn AG. This transaction closed on January 31, 2006. We also formerly had operations in natural resource businesses: coal, natural gas, timber and gold. These businesses have been sold. However, we have retained significant liabilities from these former operations.

      Our principal executive offices are located at 1801 Bayberry Court, Richmond, Virginia 23226-8100 and our phone number is (804) 289-9600. Our internet address is www.brinkscompany.com. The information contained on our internet website or that can be accessed through our internet website does not constitute part of this Offer to Purchase.

      Additional Information. We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with such laws, we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer.

      The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from that facility. You may obtain information about the Public Reference Room by calling the SEC at 1-(800) SEC-0330. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. These reports, statements and other information concerning us can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings (File No. 1-9148)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2005
Current Reports on Form 8-K	Report Filed February 6, 2006, February 28, 2006, and March 1, 2006
Registration Statement on Form 8-A	Filed February 26, 1996, as amended

      We incorporate by reference the documents above.

      You can obtain any of the documents incorporated by reference in this Offer to Purchase from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at Investor Relations, 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100, telephone: (804) 289-9708. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

Section 11. Information about Our Shares; Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

      Shares Outstanding. As of March 1, 2006, we had 58,724,211 issued and outstanding shares of common stock. The 10,000,000 shares that we are offering to purchase represent approximately 17.0% of our issued and outstanding stock as of March 1, 2006.

      Interest of Directors and Executive Officers. The following table lists, as of January 31, 2006, information relating to the ownership of our common stock by each director and executive officer and by all directors and executive officers as a group. As of January 31, 2006, our directors and executive officers as a group (16 persons) beneficially owned an aggregate of 1,243,267 shares representing approximately 2.1% of the outstanding shares of our common stock.

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)		Percent of Class*	Percent of Class after Tender Offer(f)

Roger G. Ackerman	33,115	(b)	*	*
Betty C. Alewine	20,583	(b)	*	*
James R. Barker	30,364	(b)	*	*
Marc C. Breslawsky	35,295	(b)	*	*
John S. Brinzo	3,162	(b)	*	*
James L. Broadhead	13,928	(b)	*	*
Michael T. Dan	611,070	(c)	1.0%	1.3%
Ronald M. Gross	29,489	(b)	*	*
James B. Hartough	87,514	(c)	*	*
Frank T. Lennon	102,027	(c)(d)	*	*
Murray D. Martin	0	(b)	*	*
Lawrence J. Mosner	0	(b)	*	*
Austin F. Reed	71,142	(c)(e)	*	*
Robert T. Ritter	157,099	(c)	*	*
Carl S. Sloane	38,375	(b)	*	*
Ronald L. Turner	10,105	(b)	*	*
All directors and executive officers as a group (16 persons)(d)	1,243,267		2.1%	2.6%

*	Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of our common stock. None of such individuals beneficially owns more than 1% of our outstanding common stock, unless otherwise noted above.
(a)	Includes shares our common stock which could be acquired within 60 days after January 31, 2006, upon the exercise of options granted pursuant to the Company's stock option plans, as follows:

Mrs. Alewine	15,102
Mr. Brinzo	2,517
Mr. Broadhead	2,807
Mr. Dan	277,001
Mr. Hartough	38,667
Mr. Ritter	70,001
Mr. Turner	7,551
Each of Messrs. Ackerman, Barker and Gross	20,134
Each of Messrs. Breslawksy and Sloane	28,947
Each of Messrs. Lennon and Reed	10,000
Each of Messrs. Martin and Mosner	0
All nominees, directors and executive officers as a group (16 persons)	551,942

(b)	Includes units representing shares of our common stock, rounded to the nearest whole unit, credited to each non-employee director's account under the Directors' Stock Accumulation Plan on or prior to January 31, 2006, as follows:

Mr. Ackerman	7,191
Mrs. Alewine	5,481
Mr. Barker	8,549
Mr. Breslawsky	6,348
Mr. Brinzo	645
Mr. Broadhead	8,037
Mr. Gross	9,355
Mr. Sloane	6,846
Mr. Turner	2,554
Each of Messrs. Martin and Mosner	0

(c)	Includes units representing shares of our common stock, rounded to the nearest whole unit, credited to respective accounts under the Key Employees' Deferred Compensation Program on or prior to January 31, 2006, as follows:

Mr. Dan	218,479
Mr. Ritter	55,316
Mr. Lennon	73,999
Mr. Reed	46,737
Mr. Hartough	42,704

Non-employee directors do not participate in the Key Employees' Deferred Compensation Program.
(d)	Includes 13,737 shares of Brink's Common Stock held jointly by Mr. Lennon with his wife.
(e)	Includes 9,354 shares of Brink's Common Stock held jointly by Mr. Reed with his wife.
(f)	This column reflects ownership percentages after giving effect to the tender offer, assuming we purchase 10,000,000 shares and that none of our directors or executive officers tenders any shares.

      Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other shareholders. However, all of our directors and executive officers have informed us that they do not intend to tender any shares into the tender offer.

      Transactions and Arrangements Concerning Shares. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers or any associates or subsidiaries thereof, have effected any transactions in our shares during the 60 days before March 9, 2006, except customary and ongoing purchases of shares through (a) purchases under The Brink's Company 401(k) Plan, (b) regular deferrals to an incentive account under the Key Employees' Deferred Compensation Program (the “Program”) and (c) dividend payments on the amounts in the Program. We expect that these plans will, in accordance with their terms, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the tender offer.

      Except as otherwise described in this document, and except for customary margin accounts maintained at a broker by some of our directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

      Our purchase of shares in the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for our shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the tender offer will cause the remaining outstanding shares of our common stock to be delisted from the NYSE.

      The shares are currently “margin securities” under the regulations of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the tender offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board's margin regulations and regulations.

      Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in connection with the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

Section 13. Legal Matters; Regulatory Approvals.

      Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

      Our obligation to accept for payment and pay for shares under the tender offer is subject to conditions. See Section 7.

Section 14. U.S. Federal Income Tax Consequences.

      Introduction. The following discussion describes the principal U.S. federal income tax consequences relating to the tender offer. This discussion is based on current law, which is subject to change, possibly with retroactive effect. This discussion addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Internal Revenue Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, foreign persons, persons whose functional currency is not the U.S. dollar, employee benefit plans, persons liable for the alternative minimum tax, personal holding companies, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for U.S. federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to a beneficial owner of shares that is a “U.S. holder,” which is defined as:

•	a citizen or resident of the United States;

•	a corporation or partnership (or other entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions, or which has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The U.S. federal income tax consequences to a partner in a partnership generally will depend on the activities of the partnership and status of the partner. Partners in partnerships holding shares should consult their tax advisors.

This summary also does not address the state, local or foreign tax consequences of participating in the tender offer.

      SHAREHOLDERS WHO ARE NOT U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TENDER OFFER.

      SHAREHOLDERS ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

      Generally. A sale of shares pursuant to the tender offer will constitute a “redemption” under the Internal Revenue Code and will be a taxable transaction for U.S. federal income tax purposes. If the redemption qualifies as a sale of shares by a shareholder under Section 302 of the Internal Revenue Code, the shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the tender offer and (ii) the shareholder's adjusted tax basis in the shares surrendered pursuant to the tender offer. If the redemption does not qualify as a sale of shares under Section 302, the shareholder will not be treated as having sold shares but will be treated as having received a dividend in an amount up to the amount of the cash received pursuant to the tender offer. Dividend income received by certain individuals, trusts and estates will generally be eligible to be taxed at capital gains rates, provided the shareholder satisfies the holding period requirements of Sections 1(h)(11)(B) and 246(c) of the Internal Revenue Code. For all other shareholders, dividend income will be taxable at ordinary income rates, subject to the possible availability of a dividend received deduction for corporations owning shares, as discussed below.

      As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the shareholder's shares (including any shares constructively owned by the shareholder) that are purchased in the tender offer and any shares acquired or disposed of in a transaction that, for U.S. federal income tax purposes, is integrated with the tender offer. A shareholder desiring to obtain sale treatment therefore may want to make a conditional tender, as described in Section 6, to make sure that the shareholder disposes of a sufficient number of his or her shares for the redemption of shares from the shareholder to qualify for sale treatment.

      Sale Treatment. Under Section 302 of the Internal Revenue Code, a redemption of shares pursuant to the tender offer will be treated as a sale of such shares for U.S. federal income tax purposes if such redemption (i) results in a “complete redemption” of all of the shareholder's stock in us, (ii) is “substantially disproportionate” with respect to the shareholder, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, a shareholder must take into account not only shares that the shareholder actually owns, but also any shares that the shareholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Internal Revenue Code. Under these rules, a shareholder generally is treated as owning (i) shares owned by the shareholder's spouse, children, grandchildren and parents, (ii) shares owned by certain trusts of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iii) shares owned by any estate of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iv) shares owned by any partnership or “S corporation” in which the shareholder is a partner or shareholder, in proportion to the shareholder's interest, (v) shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock, and (vi) shares that the shareholder has an option or similar right to acquire. A shareholder that is a partnership or S corporation, estate, trust or non-S corporation is also treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

      A redemption of shares from a shareholder pursuant to the tender offer will result in a “complete redemption” of all the shareholder's stock in us if either (i) we purchase all of the shares actually and constructively owned by the shareholder, or (ii) the shareholder actually owns no shares after all transfers of shares pursuant to the tender offer, constructively owns only shares owned by certain family members, and the shareholder qualifies to and does waive (pursuant to Section 302(c)(2) of the Internal Revenue Code) constructive ownership of shares owned by family members. Any shareholder desiring to waive such constructive ownership of shares should consult a tax advisor about the applicability of Section 302(c)(2).

      A redemption of shares from a shareholder pursuant to the tender offer will be “substantially disproportionate” with respect to the shareholder if (i) the percentage of shares actually and constructively owned by the shareholder compared to all shares outstanding immediately after all redemptions of shares pursuant to the tender offer is less than (ii) 80% of the percentage of shares actually and constructively owned by the shareholder compared to all shares outstanding immediately before such redemptions. If exactly 17.0% of the currently outstanding shares are redeemed pursuant to the tender offer, the number of shares outstanding after consummation of the tender offer will be 83.0% of the number of shares currently outstanding. Consequently, in that case a shareholder must dispose of more than 33.6% (i.e., 100% minus 80% of 83.0%) of the number of shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption. The number of shares redeemed could exceed 17.0% of the number of shares currently outstanding, which would require a shareholder to dispose of an even greater percentage of shares than indicated above in order possibly to qualify for a substantially disproportionate redemption.

      A redemption of shares from a shareholder pursuant to the tender offer will be “not essentially equivalent to a dividend” if, pursuant to the tender offer, the shareholder experiences a “meaningful reduction” in his or her proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of shares. The Internal Revenue Service has indicated in a published ruling that a very small reduction in the proportionate interest of a shareholder whose relative stock interest is minimal (for example, less than 1%) and who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the shareholder's interest in the company where the company's stock is publicly traded. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is “not essentially equivalent to a dividend.” If exactly 17.0% of the currently outstanding shares are redeemed pursuant to the tender offer, the number of shares outstanding will be reduced by 17.0%. Consequently, in that case a shareholder must dispose of more than 17.0% of the number of shares the shareholder actually and constructively owns in order possibly to have any reduction in the shareholder's proportionate stock interest in us. The number of shares redeemed could exceed 17.0% of the number of shares currently outstanding, which would require a shareholder to dispose of an even a greater percentage of shares than 17.0% in order to have any reduction in the shareholder's proportionate interest.

      Shareholders should be aware that an acquisition or disposition of shares as part of a plan that includes the shareholder's tender of shares pursuant to the tender offer should be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. Shareholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the tender offer. Therefore, unless a shareholder makes a conditional tender (see Section 6), the shareholder (other than an odd lot holder who tenders all of his or her shares) can be given no assurance, even if the shareholder tenders all of the shareholder's shares, that we will purchase a sufficient number of such shares to permit the shareholder to satisfy any of the foregoing tests.

      If any of the foregoing three tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the tender offer and the shareholder's adjusted tax basis in the shares sold. Such gain or loss must be determined separately for each block of shares sold (i.e., shares that were acquired in a single transaction). Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the shares for payment, the shareholder held the shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 15%. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum U.S. federal income tax rate of 35%. Capital gains of corporations generally are taxed at the U.S. federal income tax rates applicable to corporate ordinary income. Due to the factual nature of the three tests described above, shareholders should consult their own tax advisors to determine whether the redemption of their shares pursuant to the tender offer will qualify for sale treatment in their particular circumstances.

      Dividend Treatment. If none of the foregoing three tests under Section 302 of the Internal Revenue Code is satisfied, the shareholder generally will be treated as having received a dividend in an amount equal to the amount of cash received by the shareholder pursuant to the tender offer, to the extent we have sufficient accumulated or current earnings and profits (as determined under U.S. federal income tax principles). While not certain, we expect that our current and accumulated earnings and profits will likely be sufficient to cover most, if not all, of the amount of any payments pursuant to the tender offer that are treated as dividends. Any payments treated as dividends to individuals, estates and trusts who satisfy the holding period requirements of

Sections 1(h)(11)(B) and 246(c) of the Internal Revenue Code generally will be subject to U.S. federal income tax at long-term capital gain tax rates of up to 15%. Individuals, trusts and estates are urged to consult their tax advisor to determine whether any dividend income with respect to their shares would qualify to be taxed at long-term capital gains rates. Dividend income of all other shareholders, subject to the provisions discussed below for corporations, generally is subject to U.S. federal income tax at ordinary tax rates of up to 35%.

      If the purchase of shares from any shareholder pursuant to the tender offer is treated as a dividend, the shareholder's adjusted tax basis in any shares that the shareholder owns after consummation of the tender offer will be increased by the shareholder's adjusted tax basis in the shares surrendered pursuant to the tender offer. If the purchase of shares from any shareholder pursuant to the tender offer is treated as a dividend and the payment with respect to such shares is not entirely from our current and accumulated earnings and profits, then the shareholder's adjusted tax basis in any shares the shareholder owns after the consummation of the tender offer will be decreased to the extent the payment is not from our current and accumulated earnings and profits. If the decrease would exceed the shareholder's adjusted tax basis in such shares, the amount in excess of the basis will constitute gain from such sale of shares and be taxed accordingly.

      In the case of a corporate shareholder, if the cash received for shares pursuant to the tender offer is treated as a dividend, the dividend income may be eligible for the dividends-received deduction under Section 243 of the Internal Revenue Code. The dividends-received deduction is subject to certain limitations; for example, the deduction may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to its tendered shares or if the shares are “debt-financed portfolio stock.” If a dividends-received deduction is available, the dividend (having arisen in a non-pro rata redemption) also will be treated as an “extraordinary dividend” under Section 1059 of the Internal Revenue Code. In that case, the corporate shareholder's adjusted tax basis in its remaining shares (for purposes of determining gain or loss on a future disposition) generally will be reduced (but not below zero) by the amount of any “extraordinary dividend” not taxed because of the dividends-received deduction. Any amount of the “extraordinary dividend” not taxed because of the dividends-received deduction in excess of the corporate shareholder's adjusted tax basis for the remaining shares generally will be taxable as gain on the sale of the shares. If a redemption of shares from a corporate shareholder pursuant to the tender offer is treated as a dividend solely as a result of the shareholder's constructive ownership of other shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction will reduce the shareholder's adjusted tax basis only in its shares sold pursuant to the tender offer, and any excess of such non-taxed portion over such basis will be taxable as gain on the sale of such shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Internal Revenue Code.

      U.S. Federal Income Tax Withholding. See Section 3 for withholding with respect to foreign holders of shares and the application of backup withholding.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, OTHER FEDERAL AND FOREIGN TAX LAWS.

Section 15. Extension of the Tender Offer; Termination; Amendment.

      We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the tender offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

      We also reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to the tender offer fail to be satisfied by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.

      Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

      If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought or a change in the Dealer Manager's soliciting fee) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares,

•	increase the number of shares being sought in the tender offer by more than 2% of our outstanding common stock, or

•	decrease the number of shares being sought in the tender offer, and

•	the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the tender offer will be extended until the expiration of such period of 10 business days.

Section 16. Fees and Expenses.

      Dealer Manager. We have retained Morgan Stanley & Co. Incorporated, as our Dealer Manager in connection with the tender offer. We have agreed to pay the Dealer Manager a customary fee for its services in connection with the tender offer. In addition, we have agreed to reimburse the dealer manager for its reasonable and documented out-of-pocket expenses for its services as dealer manager in connection with the tender offer. We also have agreed to indemnify the dealer manager and its affiliates against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the tender offer. The Dealer Manager and its affiliates may actively trade our equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

      The Dealer Manager and its affiliates have rendered various investment banking and other advisory services to us in the past, for which they received customary compensation from us. We expect the Dealer Manager and its affiliates to continue to render such services, for which they will continue to receive customary compensation from us.

      Information Agent and Depositary. We have retained Georgeson Shareholder Communications Inc., to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. Georgeson may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. Georgeson and Computershare will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

      No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the Dealer Manager, the Depositary, the Trustee, or the Information Agent for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the Letter of Transmittal.

Section 17. Miscellaneous.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

      We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO

GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE BRINK'S COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE TRUSTEE OR THE INFORMATION AGENT.

March 9, 2006	THE BRINK'S COMPANY

The Depositary for the Tender Offer is:

By First Class Mail: The Brink's Company c/o Computershare Trust Company, N.A. P.O. Box 859208 Braintree, Massachusetts 02185-9208	By Facsimile Transmission: (eligible institutions ONLY) (781) 380-3388 Confirm by Phone: (eligible institutions ONLY) (781) 843-1833 ext. 200	By Overnight Mail: The Brink's Company c/o Computershare Trust Company, N.A. 161 Bay State Drive Braintree, Massachusetts 02184

      The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder of The Brink's Company or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth above.

      Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

17 State Street, 10th Floor
New York, NY 10004
(800) 509-1082 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800

The Dealer Manager for the Tender Offer is:

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Telephone: (866) 818-4954 (Toll Free)